EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 033-05913, 33-53381, 33-27372, 333-40715 and 333-55588) of Analogic Corporation of our report dated October 13, 2003 relating to the financial statements and financial statement schedule, which appears in this annual report on Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 29, 2003